Re: Accounts Payable Agreement

In order to move forward with ASYMs $10,000,000 financing, we have agreed to settle with you on the following:

I, _______________ acknowledge I have an accrued payable from the Company in the amount of $____________. I agree to settle the outstanding for $__________ cash and ________ shares. The cash will be paid out following the full funding of $1,000,000 from ASYM expected on or about July 15th and the shares will be restricted.

Agreed to this 18th of June 2012.

By: _______________________